EXHIBIT 99.1

               REGISTRANT'S LETTER REGARDING ARTHUR ANDERSEN LLP

Securities and Exchange Commission
Washington, D.C.

     Arthur Andersen LLP ("Andersen") has represented to Poore Brothers, Inc. that its audit was subject to Andersen's quality control system for the U.S. accounting and audit practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, and availability of national office consultation. The availability of personnel at foreign affiliates of Andersen was not relevant to this audit.